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                                                                EXHIBIT 22

                                 SUBSIDIARIES
                           as of September 7, 1994


Piggly Wiggly Southern, Inc.
A. F. Stores, Inc.
BR Air, Inc.
Food Max of Georgia, Inc.
Food Max of Mississippi, Inc.
Food Max of Tennessee, Inc.
Georgia Sales Company
SSS Enterprises, Inc.